Exhibit 99.1

SELLAS Life Sciences Highlights 2020 Business and Clinical Progress and 2021 Milestones

-   Phase 3 REGAL Study of Galinpepimut-S (GPS) in Acute Myeloid Leukemia (AML) Patients Underway in United States and Europe   -

-   License Agreement with 3D Medicines for Development and Commercialization of GPS in China Initiates Commercialization Strategy for GPS   -

-   Balance Sheet Significantly Strengthened in 2020 with Preliminary and Unaudited Cash and Cash Equivalents of $35.3 Million as of December 31, 2020   -

NEW YORK, January 14, 2021 (GLOBE NEWSWIRE) -- SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) (“SELLAS” or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today highlighted its business and clinical progress in 2020 and expected 2021 milestones.

“2020 was a transformative year for SELLAS as we commenced the pivotal Phase 3 REGAL study of GPS in patients with AML who have achieved complete remission after second-line anti-leukemic therapy (CR2) in the United States and Europe and also announced important clinical data in the same patient cohort from our completed Phase 2 study showing a median overall survival of 21 months vs. 5.4 months in favor of patients who received GPS, with a p-value of 0.02. We are also intrigued by the recently announced initial data from two studies of GPS in combination with checkpoint inhibitors in ovarian and malignant pleural mesothelioma indications, and we look forward to providing further data from these studies in the first half of 2021. We were also pleased to present last month at the 2020 San Antonio Breast Cancer Symposium positive final data with up to 6 months follow-up from the randomized Phase 2 trial (the VADIS study) of nelipepimut-S (NPS) in combination with granulocyte-macrophage colony-stimulating factor (GM-CSF) in women with ductal carcinoma in-situ of the breast showing immune stimulation augmented by +1,300% at 6-months post-NPS treatment and a statistically significant difference of duration of immune response of NPS vs. control with a p-value of 0.000094,” stated Angelos Stergiou, MD, ScD h.c, President and Chief Executive Officer of SELLAS.

“Additionally, we began preparations for the commercialization of GPS, assuming we achieve positive data from the REGAL study, with a collaboration with 3D Medicines Inc. for the development and commercialization of GPS in Greater China which we announced at the end of 2020. This licensing transaction with 3D Medicines for GPS has been ranked by PharmaCube, a leading Chinese database, as one of the top ten life sciences licensing transactions in China in 2020 in terms of the total financial consideration,” commented Dr. Stergiou.

“Importantly, we strengthened our balance sheet in 2020 with gross proceeds of approximately $47.9 million from the sale of securities, exercise of warrants, and the upfront payment from 3D Medicines and we ended the year with approximately $35.3 million in cash and cash equivalents. The proceeds from these transactions will significantly support the GPS clinical programs,” added Dr. Stergiou.

2020 Clinical Highlights and 2021 Milestones

Galinpepimut-S (GPS)

•	In December 2020, the Company announced initial clinical data for GPS in combination with checkpoint inhibitors in two solid tumor indications in patients with advanced solid cancers who had exhausted their standard therapy options. In the Company’s Phase 1/2 open-label study of GPS in combination with Merck’s anti-PD-1 therapy pembrolizumab (Keytruda®) in patients with selected advanced Wilms Tumor 1 positive (WT1+) cancers, the first set of evaluable patients (n = 8) diagnosed with 2nd or 3rd line WT1(+) relapsed or refractory metastatic ovarian cancer demonstrated a disease control rate (the sum of overall response rate and rate of stable disease) of 87.5% with a median follow-up of 9.4 weeks and, at the first assessment time-point of 6 weeks post-therapy initiation, 100% of the patients were free of disease progression. In the Company’s Phase 1 investigator-sponsored clinical trial (IST) of GPS in combination with the checkpoint inhibitor nivolumab (Opdivo®) in patients with macroscopic measurable deposits of malignant pleural mesothelioma (MPM) who were either refractory to or relapsed after frontline tri-modality standard therapy, the first set of evaluable patients (n = 3) had a median progression free survival of at least 10 weeks since therapy initiation. Updated data on both studies are expected in first half of 2021.

•	In December 2020, the Company announced that it had entered into an exclusive license agreement with 3D Medicines Inc., a China-based biopharmaceutical company developing next-generation immuno-oncology drugs, for the development and commercialization of GPS, as well as the Company’s next generation heptavalent immunotherapeutic GPS+, which is at preclinical stage, across all therapeutic and diagnostic uses in the Greater China territory (mainland China, Hong Kong, Macau and Taiwan). SELLAS retains sole rights to GPS and GPS+ outside of the Greater China area. Potential payments to SELLAS under the agreement in licensing fees and milestone payments, not including potential future royalties, could total $202 million, including an upfront license fee of $7.5 million paid in December 2020.

•	In September 2020, SELLAS announced that it received approval of its Investigational Medicinal Product Dossier (IMPD) from the French regulatory authority, Agence Nationale de Sécurité du Médicament et des Produits de Santé (ANSM), to advance in France its pivotal Phase 3 REGAL study of GPS in AML CR2 patients. The Company has subsequently received IMPD approval from the German health authorities and expects approvals from additional European health authorities in early 2021 which will allow SELLAS to expand AML patient enrollment for the pivotal Phase 3 REGAL study of GPS in Europe.

•	In the spring of 2020, the Company established an Independent Data Monitoring Committee (DMC) of leading clinical and biostatistics experts to review and evaluate patient safety and efficacy data for the Phase 3 REGAL trial and also appointed a Steering Committee of leading AML experts for the study. The DMC is responsible for reviewing and evaluating patient safety and efficacy data and will review study data at regular intervals in order to ensure the safety of all patients enrolled in the study. The Steering Committee will provide scientific oversight and guidance of the practical aspects of the study and will make recommendations regarding the monitoring of the study in consultation with the DMC.

•	In February 2020, the Company announced positive final follow-up data from its Phase 2 clinical trial of GPS in AML CR2 patients. The final data showed a median overall survival (OS) of 21.0 months, at a median follow-up of 30.8 months, in patients receiving GPS therapy compared to 5.4 months in the AML CR2 patients treated with best standard care, a statistically significant difference (p-value < 0.02). Final analysis showed that GPS therapy continued to be well-tolerated throughout the study. The Company previously reported initial data from this Phase 1/2 study at a median follow-up of 19.3 months, showing median OS in GPS-treated patients of 16.3 months vs. 5.4 months in a patient cohort contemporaneously treated with best standard therapy (p = 0.0175).

Nelipepimut-S (NPS)

•	In December 2020, the Company announced positive final data with up to 6 months follow-up from the randomized Phase 2 trial (the VADIS study) of NPS in combination with granulocyte-macrophage colony-stimulating factor (GM-CSF) in women with ductal carcinoma in-situ (DCIS) of the breast who are HLA-A2+ or A3+ positive, express HER2 at IHC 1+, 2+, or 3+ levels, and are pre- or post-menopausal. This IST randomized patients to receive, prior to surgery, either GM-CSF followed by NPS two weeks later or GM-CSF alone. Preliminary data previously reported showed that treatment with even a single dose of NPS was capable of newly inducing NPS-specific cytotoxic T-lymphocytes (CTLs) in peripheral blood in DCIS patients. The updated data, based on a 6-month follow-up, demonstrate that CD8+ T-cell responses persist long-term post-NPS treatment, with treated patients retaining and modestly enhancing their antigen-specific immune response. When compared to baseline (BL), i.e., prior to investigational agent administration, the relative frequency of NPS-specific CD8 CTLs as a percentage (NPS-CLT%) in peripheral blood at the 1-month and 6-month post-operative time-points increased in the NPS+GM-CSF group (n=9) by 11- and 14-fold: 0.01+0.02% [BL] vs. 0.11+0.12% [1-mo] and 0.14+0.12% [6-mo], respectively, while in the GM-CSF alone group (n=4) the NPS-CLT% in peripheral blood increased by only 2.25- and 3.75-fold: 0.04+0.07% [BL] vs. 0.09+0.15% [1-mo] and 0.15+0.03% [6-mo], respectively. For the NPS+GM-CSF group, the differences in absolute NPS-CTL% mean values between baseline and 1- or 6-months post-vaccination were statistically significant, with p-values of 0.039 and 0.0125, respectively. The relative change in NPS-CTL% mean values at 6 months post-vaccination was +1,300+450% for the NPS+GM-CSF group vs. 250+150% in the GM-CSF alone group, which was highly statistically significant in favor of the NPS+GM-CSF group: p=0.000094. These data were presented at the San Antonio Breast Cancer Symposium on December 11, 2020.

Financial Summary

The Company’s preliminary and unaudited cash and cash equivalents as of December 31, 2020 was approximately $35.3 million. The estimated cash and cash equivalents as of December 31, 2020 are preliminary and may change, are based on information available to management as of the date of this press release, and are subject to completion by management of the financial statements as of and for the year ended December 31, 2020. There can be no assurance that the cash and cash equivalents as of December 31, 2020 will not differ from these estimates. Complete annual results will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy with potential for the treatment of patients with early-stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes triple negative breast cancer patients, following standard of care.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, and is not a trademark of SELLAS. The manufacturer of this brand is not affiliated with and does not endorse SELLAS or its products. Opdivo® is a registered trademark of Bristol Myers Squibb, and is not a trademark of SELLAS. The manufacturer of this brand is not affiliated with and does not endorse SELLAS or its products.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the clinical development of GPS for various cancer indications, including AML, ovarian cancer and MPM, the potential for regulatory approval and commercialization of GPS, statements related to the clinical development of NPS for breast cancer, including DCIS. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans, risks and uncertainties associated with immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 13, 2020 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contacts

Adam Holdsworth

PCG Advisory

917-497-9287

adamh@pcgadvisory.com

Investor Relations

SELLAS Life Sciences Group, Inc.

917-438-4353

info@sellaslife.com

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